Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:                          SHAREHOLDER CONTACT
Mary Ann Susco                          Marco Acosta
212-850-1382                            800-597-6068
suscom@jwseligman.com                   acostam@jwseligman.com

            Seligman Select Municipal Fund, Inc. (NYSE:SEL) Announces Re-election of Directors and the Selection of Deloitte & Touche LLP as
                                    Auditors

NEW YORK, June 12, 2007 - The Board of Directors of Seligman Select Municipal Fund, Inc. (NYSE: SEL) announced the re-election of three Directors at the Annual Meeting held today at the Corporation's offices, 100 Park Avenue, New York, New York.

Shareholders re-elected three Directors: Frank A. McPherson, Leroy C. Richie, and John F. Maher each of whose current term expired at the 2007 Annual Meeting. All new terms expire in 2010.

Additionally, the selection of Deloitte & Touche LLP as auditors for Seligman Select Municipal Fund for 2007 was ratified by a majority of votes cast. Deloitte & Touche LLP and its predecessor firms have been auditors for the Fund since its inception in 1990.

Seligman Select Municipal Fund, Inc. is managed by J. & W. Seligman & Co. Incorporated (JWS), a New York-based investment manager and advisor, which was founded in 1864. Seligman Advisors, Inc. is the principal underwriter of the Seligman mutual funds managed by JWS. Seligman Services, Inc. provides client services to shareholders of Seligman Select Municipal Fund, Inc. Seligman Advisors, Inc. and Seligman Services, Inc. are wholly-owned subsidiaries of JWS.

You should consider the investment objectives, risks, charges, and expenses of a fund carefully before investing. You can obtain the Fund's most recent annual, semi-annual and quarterly reports by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other information are also available on the Securities and Exchange Commission's EDGAR Database.

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